Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is dated as of September 26, 2006, and is by and among LIME ENERGY CO., a Delaware corporation (“ELC”), KAPADIA ACQUISITION, INC., a Delaware corporation (“Acquisition”), KAPADIA CONSULTING, INC., a New York corporation (“Kapadia”), and PRADEEP KAPADIA, an individual (the “Stockholder”).
W I T N E S S E T H:
     WHEREAS, ELC desires to acquire Kapadia by means of a transaction which is described in Section 368 of the Internal Revenue Code of 1986, as amended and accorded tax-free treatment thereunder except to the extent otherwise required in respect of cash consideration; and
     WHEREAS, in order to consummate the transactions contemplated herein, Acquisition has been formed and Kapadia will be merged with and into Acquisition (with Acquisition as the surviving entity), upon and subject to the terms as further specified in this Agreement; and
     WHEREAS, the Stockholder is the sole stockholder of Kapadia and is agreeable to such acquisition on and subject to the terms of this Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1 — MERGER
     1.1 Merger. Upon due satisfaction or waiver of all the conditions precedent set forth herein, at the Effective Date (as defined below), Kapadia shall be merged with and into Acquisition on the terms and conditions set forth in this Agreement and as permitted by and in accordance with the New York Corporation Law (the “New York Act”) and the General Corporation Law of Delaware (the “Delaware Act”). Thereupon, the separate existence of Kapadia shall terminate and Acquisition, as the surviving entity (the “Surviving Entity”), shall continue to exist under and be governed by the Delaware Act, with its Certificate of Incorporation and its By-laws as in effect at the Effective Date to remain unchanged, unless and until amended subsequent thereto, except that
     (a) the Certificate of Incorporation and the By-laws of the Surviving Entity shall contain provisions with respect to exculpation from liability, indemnification and advancement of expenses that are at least as favorable to the present and former directors and officers of Kapadia as the corresponding provisions set forth in the Certificate of Incorporation and By-Laws of Kapadia as of the date of this Agreement; and

     (b) pursuant to the Certificate of Merger (as defined below), the name of Acquisition shall be changed to “Kapadia Energy Services, Inc.”
The merger of Kapadia with and into Acquisition as herein provided is referred to as the “Merger”.
     1.2 Filing of Certificate of Merger. Upon the Closing (as defined below), ELC, Acquisition and Kapadia will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 103 and 252 of the Delaware Act and filed with the Secretary of State of New York as provided in Section ___ of the New York Act, and the Surviving Entity shall thereafter cause a copy of the Certificate of Merger, certified by the Secretary of State of Delaware, to be recorded in all required or appropriate offices and jurisdictions, and in the offices of such public officials within and without the States of Delaware and New York as may be required by law.
     1.3 Effective Date of Merger. The Merger shall become effective as provided in the Certificate of Merger, after filing thereof with the Secretary of State of Delaware and with the Secretary of State of New York. The date and time of such effectiveness is herein referred to as the “Effective Date”.
     1.4 Directors. From and after the Effective Date, the directors of the Surviving Entity shall consist of the individuals identified on Schedule 1.4 attached hereto until replaced in accordance with the Surviving Entity’s Certificate of Incorporation and By-laws.
     1.5 Officers. From and after the Effective Date, the officers of the Surviving Entity shall consist of the individuals identified on Schedule 1.5 attached hereto until replaced in accordance with the Surviving Entity’s By-laws.
     1.6 Effect of Merger on Equity Ownership of Constituents.
     (a) Acquisition Stock. In connection with the Merger, each share of capital stock of Acquisition outstanding as of the Effective Date shall remain unchanged as a share of capital stock of the same class of the Surviving Entity.
     (b) Kapadia Stock. Upon the Effective Date, each share of capital stock of Kapadia of any class issued and outstanding as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into the right to receive a pro rata portion, based on the total number of shares of capital stock of Kapadia outstanding as of the Effective Date, of (x) the Cash Consideration (as defined below), and (y) the ELC Stock Consideration (as defined below).
     (c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Base Amount” means $50,000.
“Cash Consideration” means an amount equal to $1,250,000, plus or minus the Closing Working Capital Adjustment Amount, if any.
“Closing Working Capital” means Kapadia’s cash, cash equivalents, accounts receivable and Work in Progress (as herein defined) as of the Closing Date, minus Kapadia’s accounts payable, deferred revenue, any Pre-Closing Bonus Payments which Kapadia has agreed to pay but not paid as of the Closing Date, accrued project costs, and indebtedness as of the Closing Date, determined in accordance with generally accepted accounting principles.
“Closing Working Capital Adjustment Amount” means the amount (if any) by which the Closing Working Capital is greater than or less than an amount equal to Base Amount.
“Common Stock” means the common stock of ELC, par value $0.0001 per share.
“ELC Stock Consideration” means 500,000 shares of Common Stock (which shares shall be issued to Pradeep and Susan Kapadia as joint tenants).
“Intentional Fraud” means any factual statement known by Kapadia and/or Stockholder to be false when made, upon which ELC was induced to rely, or any omission of any material fact known by Kapadia and/or Stockholder to be material and necessary to make the statements contained in the Agreement, in light of the circumstances in which they were made, not materially false or misleading.
“Pre-Closing Bonus Payments” means up to $75,000 which Kapadia pays or agrees to pay to Kapadia employees (other than the Stockholder) as bonuses with respect to calendar year 2006.
“Work in Progress” means, as of the date of determination, the estimated costs and profits of Kapadia in excess of billings on uncompleted contracts, determined in accordance with generally accepted accounting principles.
     1.7 Closing Working Capital Adjustment.
     (a) Upon the Effective Date, the amount of Cash Consideration to be distributed shall be estimated and subject to adjustment based on a final determination of Closing Working Capital made in accordance with this Section 1.7.
     (b) Not later than two (2) days prior to the Closing Date, Kapadia and the Stockholder shall deliver to ELC the certificate of Kapadia’s chief financial officer (the “Estimated Closing Working Capital Certificate”) certifying the estimated Closing Working Capital based on the financial books and records of Kapadia through the most recent date for which such books and records are then current and any other relevant information or considerations, including any borrowings intended to be made by Kapadia prior to Closing. The

Estimated Closing Working Capital Certificate shall be accompanied by all relevant supplemental financial and other information. ELC shall review the Estimated Closing Working Capital Certificate and related information and shall promptly notify Kapadia and the Stockholder if ELC disagrees with the estimated Closing Working Capital as stated therein. If there is disagreement, ELC and the Stockholder shall attempt to resolve such matter and agree upon the estimated Closing Working Capital amount for purposes of clause (a) of this Section 1.7. In the event that they are unable to agree, then, for purposes of clause (a) of this Section 1.7, the amount to be distributed at Closing shall be equal to the amount certified in the Estimated Closing Working Capital Certificate (as the same may be revised based upon efforts of the Stockholder and ELC to reach an agreement hereunder) minus one-half of the reduction thereto which ELC has proposed.
     (c) As promptly as practicable following the Effective Date, ELC and the Stockholder shall determine actual Closing Working Capital. If ELC and Stockholder are unable to reach agreement within forty (40) days following the Closing Date, then that portion of the determination which is the subject of disagreement shall be submitted to ELC’s accountants (which are BDO Seidman) and an accounting firm named by Stockholder (the “Stockholder’s Accountants”) for consideration. If BDO Seidman and the Stockholder’s Accountants are able to reach agreement within fifteen (15) days thereafter, then their decision shall be final. If they are not able to reach agreement as to the disputed issues within fifteen (15) days, then they shall jointly select a third accounting firm, independent of each of ELC and Kapadia and the Stockholder, which shall decide the disputed issue as soon thereafter as practicable and whose decision shall be final for purposes of determining the Closing Working Capital and the Cash Consideration.
     (d) In the event that actual Closing Working Capital, determined in accordance with the foregoing, is greater than the estimated amount which was used for purposes of Closing, ELC shall promptly distribute the additional amount in cash to the Stockholder. In the event that actual Closing Working Capital is less than the estimated amount which was used for purposes of Closing, then the Stockholder shall promptly remit to ELC the amount of the overpayment.
     1.8 Legend. Each certificate evidencing any shares of ELC Common Stock issued to the Stockholder pursuant to this Agreement shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL, SATISFACTORY TO LIME ENERGY CO., THAT THERE IS AN AVAILABLE EXEMPTION FROM REGISTRATION.
The legend set forth above shall be removed and ELC shall promptly issue a certificate without such legend, if: (i) such shares are registered for resale under the Securities Act of 1933, as amended (the “Securities Act”); (ii) in connection with a sale transaction, the Stockholder provides ELC with an opinion of counsel reasonably acceptable to ELC to the effect that a public sale, assignment or transfer of such shares of Common Stock may be made without registration under the Securities Act; or (iii) the Stockholder provides ELC with reasonable assurances that such shares of Common Stock have been or are being sold pursuant to Rule 144.
     1.9 Registration; Listing. Within one (1) year after the date of this Agreement, ELC will file with the Securities and Exchange Commission (“SEC”) a registration statement under the Securities Act on Form S-1 (together with all amendments and supplements thereto, the “S-1 Registration Statement”) covering all of the shares of Common Stock issued by ELC pursuant to Section 1.6 (the shares of common stock which are required to be included under the S-1 Registration Statement are herein referred to as the “Registrable Stock”), and will apply or take other action to have all such shares of Registrable Stock listed on any principal exchange upon which shares of the Common Stock are then publicly traded. ELC shall use reasonable efforts to have such S-1 Registration Statement declared effective as promptly thereafter as possible, and shall maintain the effectiveness of the S-1 Registration Statement until the earlier of (a) the date on which all shares of the Registrable Stock covered by the S-1 Registration Statement have been sold by the Stockholder, or (b) the 24-month anniversary of the Closing Date. ELC shall bear all of the fees and expenses (other than underwriting or sales discounts and commissions incurred by the Stockholder) related to such registration, including (a) the cost of providing a reasonable number of copies of the applicable prospectus, as the same may be amended, to the Stockholder to permit sales under the S-1 Registration Statement and (b) the reasonable fees and expenses of one special counsel to the Stockholder (not to exceed $5,000) in connection with the review and filing of the S-1 Registration Statement.
ARTICLE 2 — CLOSING
     2.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in the separate locations with the use of fax or email and the exchange of signatures in counterparts. Closing shall commence at 11:00 a.m. Chicago time on the fifth business day after each condition described in Articles 8 and 9 is satisfied (or irrevocably waived by the parties entitled to the benefit thereof), or at such other time and place as soon thereafter as such conditions are satisfied (or waived) as shall be mutually agreed upon by the parties (the date upon which Closing occurs is herein referred to as the “Closing Date”).
     2.2 Closing Deliveries.
     (a) Cash and Stock Deliverable to Stockholder At Closing. Upon the Effective Date, ELC shall cause to be delivered to the Stockholder (a) by certified check or other acceptable payment means, an amount equal to the estimated amount of the Cash Consideration determined as provided in Section 1.7 hereof, and (b) one or more stock certificates representing the Stock Consideration, registered in the name of the Stockholder.
     (b) Other Deliveries. The parties hereto shall execute and deliver to each other the agreements, instruments and documents described in Articles 8 and 9 hereof.

ARTICLE 3 — CERTAIN EFFECTS OF MERGER
     3.1 Effect of Merger. Upon and after the Effective Date, the separate existence of Kapadia shall cease and shall be merged into Acquisition, with Acquisition as the “Surviving Entity” possessing all rights, privileges, immunities and franchises of a public or a private nature of each of the constituent entities; and all property, real, personal and mixed and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the constituent entities shall be taken and deemed to be transferred to and vested in the Surviving Entity without further act or deed; and the title to any real estate or any interest therein, vested in any of the constituent entities shall not revert to or be in any way impaired by reason of the Merger contemplated herein. The Surviving Entity shall, after the Effective Date, be responsible for all the liabilities and obligations of each of the constituent entities (but without prejudice to the rights of Acquisition and ELC arising due to a breach by Kapadia or the Stockholder of a representation, warranty or covenant contained in this Agreement), and any claim existing, or action or proceeding pending by or against any of such constituent entities may be prosecuted or defended by the Surviving Entity as if such Merger had not taken place. Neither the rights of creditors nor any liens upon the property of any of the constituent entities shall be impaired by the Merger contemplated herein.
     3.2 Further Assurances. If at any time after the Effective Date, the Surviving Entity shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper:
(a)	to perfect, confirm, or record or otherwise vest, in Acquisition the title to any property or rights of the constituent corporations acquired or to be acquired by reason of, or as a result of the Merger; or

(b)	otherwise to carry out the purpose of this Agreement
     other than any amendment of this Agreement or any other agreement or document executed by Kapadia in connection with the Contemplated Transactions (as such term is defined in Section 4.2(b)), then Acquisition, and its officers and managers, for and on behalf of Kapadia or Acquisition, shall and will execute and deliver all such deeds, assignments, instruments and assurances in law and do all other things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Entity are severally fully authorized in their respective names thereof or otherwise to take any and all such actions; provided, however, in no event shall such actions result in liability, cost or expense to the Stockholder unless he shall have consented in writing in advance to the same.
ARTICLE 4 — REPRESENTATIONS AND WARRANTIES
OF KAPADIA AND THE STOCKHOLDER
Kapadia and the Stockholder hereby jointly and severally represent and warrant to ELC and Acquisition as follows, except as set forth in the disclosure schedules delivered by Kapadia and the Stockholder to ELC on the date hereof. The representations and warranties provided below shall survive Closing hereunder to the extent set forth in Section 11.1 hereof:
     4.1 Organization; Good Standing; Ownership. Kapadia is a corporation duly organized and validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use and to enter into and perform its obligations under this Agreement and any other instrument, document or agreement to be executed and delivered by Kapadia hereunder. The Stockholder is the sole stockholder and director of Kapadia and no other person or entity holds any options, warrants, convertible securities or other rights to acquire any securities of or assets or properties of Kapadia or any of the ownership of Kapadia.
     The Stockholder is domiciled in the State of California and his legal address is 3000 East Ojai Avenue, Ojai, California 93023.
     4.2 Enforceability; Authority; No Conflict.
     (a) This Agreement constitutes the legal, valid and binding obligation of Kapadia and the Stockholder, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity. Kapadia and the Stockholder each have the right, power and authority to execute and deliver this Agreement and to perform its or his obligations under this Agreement, and such action by Kapadia has been duly authorized by all necessary action by Kapadia’s stockholders and board of directors.
     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions on the part of Kapadia and the Stockholder contemplated hereby (the “Contemplated Transactions”) by Kapadia and the Stockholder, as applicable, will, directly or indirectly:
     (i) breach any provision of the certificate of incorporation, by-laws or other governing document (the “Governing Documents”) of Kapadia or any resolution adopted by the stockholders or directors of Kapadia;
     (ii) breach or conflict with any federal, state or local law (including case law), statute, ordinance, code or regulation (collectively, “Legal Requirements”) applicable to Kapadia or the Stockholder or give any governmental body or agency the right to challenge or seek to prevent any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or under any order, injunction, judgment, decree, ruling, assessment or arbitration award (collectively, “Orders”) to which Kapadia or the Stockholder, or any of Kapadia’s assets, is subject; or
     (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of any governmental authorization, permit or license that is held by

Kapadia or the Stockholder.
     (c) Neither Kapadia nor the Stockholder is required to give any notice to or obtain any consent from any person or entity in connection with its or his execution and delivery of this Agreement or the consummation or performance by it or him of any of the Contemplated Transactions, except where the failure to give any notice to or obtain any consent could not reasonably be expected to have a Material Adverse Effect (as defined in Section 4.4 below) and except as set forth in Schedule 4.2 (Required Consents) attached hereto.
     4.3 Financial Statements; Absence of Undisclosed Liabilities. Attached hereto as Schedule 4.3 are Kapadia’s unaudited annual statements of income and cash flows for the fiscal years ended December 31, 2005 and 2004 and the related unaudited balance sheets as at December 31, 2004 and 2005 (the “Annual Financial Statements”). The Annual Financial Statements have been prepared by Kapadia in accordance with its books of account and financial records and, except as set forth in Schedule 4.3 (Financial Condition Disclosures), fairly present the financial condition and the results of operations of Kapadia as at the respective dates thereof and for the periods referred to in such financial statements in accordance with generally accepted accounting principles consistently applied.
     (b) Kapadia has no material liabilities which are not reflected on Schedule 4.3 (Financial Condition Disclosures), other than (i) ordinary course liabilities for wages and benefits, trade payables, utilities and similar items incurred in the ordinary course of the Business (none of which are for torts or breach of contract or product liability claims), (ii) liabilities under any agreements, contracts, commitments, licenses or leases which have arisen in the ordinary course of business (none of which relates to a material breach of contract or any tort claim); (iii) liabilities for taxes for the period after December 31, 2005, and (iv) other items which are described on Schedule 4.3 (Financial Condition Disclosures). Notwithstanding the foregoing, this Section 4.3(b) shall not be deemed a representation and warranty with respect to the absence of liabilities that would be required to be disclosed to ELC pursuant to any other section of this Agreement, it being understood and agreed that the specific representations and warranties applicable to any liabilities under another section of this Agreement, including, without limitation, any “knowledge” or “materiality” qualifiers, are intended to be the only representations and warranties made with respect to any such liabilities.
     4.4 Subsidiaries; Governing Documents; Qualifications. Kapadia does not have any subsidiaries and does own or hold any interest in any partnership, proprietorship, corporation or other business entity. Kapadia and the Stockholder have delivered to ELC complete copies of (a) the Certificate of Incorporation of Kapadia and all amendments thereto, and (b) the By-laws of Kapadia as currently in effect. Kapadia is duly qualified to do business as a foreign corporation and is in good standing in California and each other state and jurisdiction in which such licensing or qualification is required, except where the failure to so qualify or be licensed to do business could not reasonably be expected to have a material adverse effect on the business, assets, or financial condition of Kapadia (a “Material Adverse Effect”).

     4.5 Affiliate Transactions. Except as described in Schedule 4.5 (Affiliate Transactions) attached hereto, as of the date hereof and since December 31, 2005, neither the Stockholder nor any Affiliate (as defined below) is or has been indebted to, or is or has been a creditor of, or a guarantor of any obligation of or a party to any material contract, agreement, license, option, commitment or other arrangement, written or oral, express or implied, with Kapadia. For purposes of this Agreement, an “Affiliate” means any director of Kapadia, any spouse or family member (including parents, in-laws, children, step-children, siblings, grandchildren and nieces and nephews) of the Stockholder, or any corporation, partnership or other entity in which the Stockholder (or the spouse of the Stockholder or any such member of the Stockholder’s family) has any equity or ownership interest of five percent (5%) or more in the aggregate.
     4.6 Governmental Authorizations. All permits, licenses and other governmental authorizations (“Governmental Authorizations”) necessary for the operation of Kapadia’s business have been obtained and are in full force and effect, except where the failure to have done so could not reasonably be expected to have a Material Adverse Effect. Schedule 4.6 (Governmental Authorizations) attached hereto contains an accurate list of each Governmental Authorization held by Kapadia or that otherwise relates to its business. Each such authorization, is valid and in full force and effect, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization. Neither Kapadia nor the Stockholder has received, at any time after December 31, 2004, any notice or other communication (whether oral or written) from any governmental body regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations and all other filings required to have been made with respect thereto have been duly filed on a timely basis with the appropriate governmental bodies.
     4.7 Warranty and Product Liability. No claims or demands have been made against Kapadia alleging injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by Kapadia. All products sold by Kapadia prior to the Closing Date have been, are and will be of good quality, merchantable and in compliance in all material respects with the requirements of the respective purchase orders and agreements under which such goods have been, are or are to be sold. Notwithstanding the foregoing, it is acknowledged and agreed that this representation and warranty is limited expressly, with respect to products sold by Kapadia, to the warranties received by Kapadia by the manufacturers of such products (each, a “Manufacturer’s Warranty” and collectively, the “Manufacturers’ Warranties”), and Kapadia’s representations and warranties with respect to such products being good quality, merchantable and in compliance in all material respects with the requirements of the respective purchase orders and agreements is limited expressly to the terms and conditions of such

Manufacturers’ Warranties. All services sold by Kapadia prior to the Closing Date and all services performed by Kapadia as part of work in process prior to the Closing Date have been, are and will be of good quality and in compliance in all material respects with the requirements of the respective purchase orders and agreements under which such services have been, are or are to be sold.
     4.8 Assets.
     (a) As of the Closing Date, Kapadia will not own any real property. Schedule 4.8(a) (Property) contains a true and correct legal description and street address for each parcel of real property leased by Kapadia as lessee (the “Leased Real Property”) and a description of each item of personal property which is leased by Kapadia as lessee (the “Leased Personal Property”). All of the applicable leases relating to the Leased Real Property and the Leased Personal Property are also listed on Schedule 4.8(a) (the “Leases”) and true and complete copies of each of the Leases have been provided to ELC.
     (b) Except as otherwise disclosed on Schedule 4.8(b) attached hereto:
     (i) all the assets of Kapadia are either (i) owned free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances or charges of any nature whatsoever, or (ii) leased by Kapadia as lessee under the Leases;
     (ii) neither Kapadia nor any other party to any Lease is in default thereunder in any material respect and there are no defenses or offsets by either party thereto against the other, and the consummation of the Contemplated Transaction will not affect or impair the terms, validity or enforceability thereof or require the consent of any party thereto;
     (iii) none of the Leased Real Property is subject to any leasehold interest or tenancy or other right to use or occupancy held by or in favor of any person or entity other than Kapadia;
     (iv) Kapadia’s use of the Leased Real Property as it has been used in connection with the operation of its business is in compliance with all applicable zoning and other Legal Requirements;
     (v) the assets of Kapadia, including those that are leased under the Leases, include all assets and properties, real and personal, tangible and intangible, of every kind and description used or held for use in connection with its business and operations and are in good operating condition and repair (with the exception of normal wear and tear) and are free from defects other than minor defects that do not materially interfere with the continued use thereof in conduct of normal operations; and
     (vi) none of the operations of Kapadia carried on at the Leased Real Property encroach upon any adjacent real property and no notice or other communication to the effect that any such encroachment has occurred or is existing has been received by Kapadia or the Stockholder.
     4.9 Contracts. Schedule 4.9 (Material Contracts) attached hereto contains a complete listing of each of the following to which Kapadia is a party or which relates to its business or assets (other than the Leases):
     (a) any open, outstanding or unfulfilled contract for the purchase of inventory, materials or supplies or equipment or any capital item involving an obligation of more than $10,000 individually or $25,000 in the aggregate;
     (b) any open, outstanding or unfulfilled contract not made in the ordinary and usual course of business;
     (c) any contract with any labor union or other labor organization;
     (d) any pension plans, bonus, deferred or incentive compensation, profit sharing plans, retirement plans, health care plans, life or disability insurance, vacation and paid holiday, termination or severance pay, executive compensation or other agreements or arrangements providing for employee remuneration or benefits (collectively, “Employee Plans”) to which Kapadia is a party or by which Kapadia is bound;
     (e) any unperformed written agreement for the employment of any individual on a full-time, part-time, consulting or other basis or relating to the present or future compensation or other benefits available to any person or any transaction between any person and Kapadia;
     (f) any licenses, permits or franchises relating to Kapadia’s business;
     (g) any dealer or distributor agreement;
     (h) any sales agency or advertising contract;
     (i) any contract, agreement or document regarding any lien, pledge, security interest or other encumbrance upon any assets of Kapadia;
     (j) contracts with customers (except for purchase orders placed by customers in the ordinary course of business);
     (k) any contract pursuant to which Kapadia made or will make loans, or has or will have incurred debts or borrowed or will borrow money, or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another;
     (l) any contract involving any restrictions relating to Kapadia or its business with respect to (i) the geographical area of operations, scope or type of business of Kapadia or (ii) confidentiality; and
     (m) any other contract or agreement, either written or oral, which is material to Kapadia or its business.
     As used in this Agreement, “contract” means any contract, lease, agreement, arrangement, commitment or understanding, written or oral, expressed or implied. The items which are required to be listed on Schedule 4.9 (Material Contracts), taken together with the Leases, are sometimes collectively referred to herein as the “Material Contracts”.
     Kapadia has performed all material obligations required to be performed by it prior to the date hereof, and Kapadia is not in material default, under any of the Material Contracts. None of the other parties to any of the Material Contracts is in material default thereunder. No notice of default or noncompliance with the terms thereof or of termination thereof has been received by Kapadia or the Stockholder. Neither Kapadia nor the Stockholder has any basis to believe that any other party to any of the Material Contracts is likely to materially default thereunder or is likely to issue any notice of default or termination thereunder.
     4.10 Litigation; Compliance with Law.
     (a) Except for the matters listed on Schedule 4.10 (Legal Matters) attached hereto, there have not been and are no actions, suits or proceedings pending or threatened relating to Kapadia or its business before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     (b) Kapadia is and has been at all times in compliance in all material respects with all applicable Legal Requirements applicable to Kapadia or its business and there exists no basis for any claim for compensation or damage or other relief against Kapadia or its business for any violation of any Legal Requirement. All notices received by Kapadia or the Stockholder regarding alleged non-compliance and orders, writs, injunctions, decrees and arbitration decisions are listed on Schedule 4.10 (Legal Matters) and copies of such notices, orders, writs, injunctions, decrees and arbitration decisions have been delivered to ELC and Acquisition; provided, however, that this representation and warranty shall not be deemed to encompass matters involving compliance with applicable Legal Requirements where one or more other specific representations are made in Article 4 of this Agreement that cover applicable Legal Requirements with respect to a specific topic (whether or not the term “Legal Requirements” is used in such representation and warranty) including, without limitation, Taxes, employee benefits, labor and employment matters and Environmental Laws.
     (c) Other than matters disclosed on Schedule 4.10 (Legal Matters) attached hereto, since December 31, 2005 there have not been and are not now any actions, suits, investigations or proceedings pending or threatened against Kapadia or any of its subsidiaries before any court, arbitrator or administrative or governmental body that (a) seek to enjoin or otherwise prevent the consummation of the Contemplated Transactions or (b) materially and adversely affect, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the business or financial condition of Kapadia.
     (d) Kapadia is not in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business or financial condition of Kapadia.
     4.11 Taxes. All federal, state, county, local and foreign tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Kapadia have been duly filed, or are being contested in good faith pursuant to appropriate proceedings. Kapadia has paid all Taxes (as defined below) which have become due and has paid all installments of estimated Taxes due, except to the extent any such Taxes are being contested in good faith pursuant to appropriate proceedings. All Taxes and other assessments and levies which Kapadia is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by Kapadia in separate bank accounts for such payment, or are being contested in good faith pursuant to appropriate proceedings. All Tax disputes or contests are described on Schedule 4.11 (Tax Matters) hereto. Kapadia has adequate reserves on the Interim Balance Sheet for the payment of all Taxes of any kind, whether disputed or not, and whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by Kapadia for any periods or fiscal years ending on or prior to the date of the Interim Balance Sheet, including all Taxes imposed before or after the Effective Date which are attributable to any such period or fiscal year. Except as disclosed on Schedule 4.11 (Tax Matters) attached hereto, where such returns and reports have not been audited and either approved or settled, there has not been any waiver or extension of any applicable statute of limitations, and Kapadia has not received any notice of deficiency or adjustment, and complete copies of such returns or reports have been furnished to ELC and Acquisition. Any disputes or contests by Kapadia regarding Taxes will not have a Material Adverse Effect. “Tax” or “Taxes” means all taxes, levies, imposts, fees, duties and other like charges of any nature whatsoever imposed by a governmental authority responsible for the imposition of any such tax, including, without limiting the generality of the foregoing, all income, sales, use, ad valorem, stamp, transfer, payroll, franchise and intangible taxes and fees of any nature upon properties or assets, whether tangible or intangible, or upon income, receipts, payrolls, transactions, net worth, capital, investment or franchise, together with any and all additions thereto and penalties and interest payable with respect thereto or to any assessment or collection thereof.
     4.12 Employee Relations. Except as shown on Schedule 4.12 (Personnel) attached hereto, there are no labor disputes, grievances, notices or other proceedings pending or threatened with respect to Kapadia or its business, nor does a basis exist for any such dispute or grievance. Schedule 4.12 (Personnel) attached hereto lists all employees of Kapadia and their respective titles or positions and salaries or hourly rates and describes generally all benefits which they are provided. Schedule 4.12 (Personnel) also lists all directors and officers of Kapadia.

     4.13 Banks, Powers of Attorney. Schedule 4.13 (Banks) attached hereto is a correct and complete list setting forth the name of each bank in which Kapadia has an account or safe deposit box, the name of each person authorized to draw thereon or to have access thereto, and the name of each person (if any) holding a power of attorney from Kapadia.
     4.14 Indebtedness. Schedule 4.14 (Indebtedness) attached hereto is a correct and complete list of all instruments, agreements or arrangements pursuant to which Kapadia has borrowed any money, incurred any indebtedness or established any line of credit or letter of credit which is currently outstanding and which represents a liability or potential liability of Kapadia. True and complete copies of all such written instruments, agreements or arrangements have previously been delivered to ELC and Acquisition.
     4.15 Insurance. Schedule 4.15 (Insurance) attached hereto is a list and brief description of all policies of insurance (showing the name of carrier and type of insurance) held by or on behalf of Kapadia. Kapadia has its buildings, plants, properties and operations, including but not limited to machinery, equipment and inventories, adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar businesses and properties in the area where Kapadia’s business activities are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect to the Closing Date. Kapadia has not been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years. Kapadia is in compliance in all material respects with all applicable requirements of its insurance carriers.
     4.16 Patents, Trademarks, Etc. Schedule 4.16 attached hereto sets forth a correct and complete list of all copyrights, patents, trademarks, trade names, service marks, processes, inventions, and formulae applied for, issued to or owned by Kapadia, or under which Kapadia is licensed or franchised or which Kapadia licenses to others, all of which are valid, in good standing and uncontested. Kapadia possesses all copyrights, patents, inventions, formulae, processes (secret or otherwise), trademarks, trade names and service marks necessary to conduct its business as presently conducted. Kapadia has not received any notice with respect to any alleged infringement or unlawful use of any copyright, patent, trademark, trade name, service mark, process, invention or formula or other intangible property right owned by others. Except as disclosed on Schedule 4.16 (Intellectual Property) attached hereto, no shareholder, director, officer or employee or Affiliate of Kapadia has any interest in any such copyright, patent, trade name, trademark, service mark, process, invention or formula. Kapadia has not granted any outstanding licenses or other rights to any copyright, patent, invention, formula, process, trademark, trade name or service mark listed on Schedule 4.16 (Intellectual Property).
     4.17 Accounts Payable. The accounts payable of Kapadia reflected on Schedule 4.3 (Financial Condition Disclosures) are complete and were actual and bona fide accounts payable which rose in the ordinary and usual course of the business.
     4.18 Accounts Receivable. The accounts receivable and unbilled work in process of Kapadia, as reflected in Schedule 4.3 (Financial Condition Disclosures), are actual and bona fide accounts receivable and unbilled work in process which arose in the ordinary and usual course of the business, represent valid obligations due to Kapadia, and are not subject to defenses or set-off claims, except to the extent reflected in Schedule 4.3 (Financial Condition Disclosures).
     4.19 Inventory. No inventory is held by Kapadia on consignment from any other person or entity or is held by any other person or entity on consignment for Kapadia. The inventory held by Kapadia (if any) is usable or saleable in the ordinary course of business, except for obsolete inventory not reflected on the Interim Balance Sheet, and complies in all material respects with Kapadia’s specifications therefore and any related purchase orders or purchase agreements. All raw materials and work-in-process included in inventory reflected in the Interim Balance Sheet (if any) are items which are used in Kapadia’s business.
     4.20 No Material Adverse Change. Since December 31, 2005, Kapadia has conducted itself and its business only in the ordinary course consistent with past practices and, except as set forth in Schedule 4.20 (Changes Since December 31, 2005) attached hereto, there has not been any:
     (a) damage to or destruction or loss of any material asset, whether or not covered by insurance;
     (b) entry into, termination of or receipt of notice of termination of any Material Contract;
     (c) sale (other than sales of inventory in the ordinary course of business), lease or other disposition of any assets or properties of Kapadia having a book value of more than $5,000 individually or $25,000 in the aggregate;
     (d) indication by any customer or supplier of dissatisfaction regarding its relationship with Kapadia or any intention to discontinue or change the terms of its relationship with Kapadia or its business;
     (e) material change in the accounting methods used by Kapadia;
     (f) material defects in any products or services which Kapadia has manufactured or sold, or any claim made or threatened to be made asserting any product liability or warranty liability of Kapadia or any facts or basis which could reasonably be construed to raise product liability or recall or warranty liability concerns with respect to products or services which Kapadia has manufactured or sold; or
     (g) other event constituting, or which may reasonably be expected to cause, a Material Adverse Effect.
     4.21 Employee Benefits. Except for the matters disclosed on Schedule 4.21 attached hereto, as to which true and complete copies of all relevant plans, agreements, insurance policies, and other documentation have been furnished by Kapadia and the Stockholder to ELC and

Acquisition, Kapadia has no pension plans or employee welfare benefit plans (as such terms are defined in the Employment Retirement Income Security Act of 1974, as amended, (“ERISA”)). There is no material pending or threatened proceeding or governmental action relating to any Employee Plan (as defined in Section 4.9(d)), nor is there any basis for any such proceeding or action.
     4.22 Environmental Warranties.
     (a) Kapadia and the Stockholder have provided to Acquisition and ELC prior to the date hereof copies of all environmental audits, assessments or occupational health studies and all analyses of any groundwater, soil, air or asbestos samples taken with respect to any real estate used in Kapadia’s business by, or at the direction of, Kapadia or the Stockholder or any of their employees or counsel, or any governmental agency (collectively, the “Environmental Audits”), and copies of all written communications between Kapadia or the Stockholder and any environmental agencies regarding any such real estate.
     (b) Kapadia and the Stockholder have provided to Acquisition and ELC prior to the date hereof copies of all Occupational Safety and Health Administration claims made against Kapadia or its business.
     (c) There is no radioactive material located on any of the real property used or owned by Kapadia.
     (d) Other than as disclosed in the Environmental Audits or as set forth on Schedule 4.22 (Environmental Matters) attached hereto, Kapadia has operated in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), no investigation, administrative order or notice, consent, order and agreement, litigation, settlement or environmental claim or lien with respect to Hazardous Materials or ACMs (as such terms are hereinafter defined) is proposed, threatened or in existence with respect to Kapadia or any real property used or owned by Kapadia or with respect to any off-site waste disposal to which waste relating to the operations of Kapadia has been taken. None of Kapadia’s operations have contaminated any real property owned or used by Kapadia, or any adjacent real property, with Hazardous Materials. None of the real property owned or used by Kapadia is or has been used for the storage, disposal or processing of, or was the site of any release of, Hazardous Materials in violation of any Environmental Laws.
     (e) The term “Environmental Laws” shall mean the Federal Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Solid Waste Disposal Act, Toxic Substance Control Act and Comprehensive Environmental Response, Compensation and Liability Act, and any other federal, state or local laws, regulations or other requirements regulating or otherwise concerning Hazardous Materials or the environment. The term “Hazardous Material(s)” shall mean any hazardous, toxic or dangerous substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; ACMs; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; chemicals subject to the OSHA Hazard Communication Standard; and industrial process and pollution control wastes whether or not hazardous within the meaning of the Federal Resource Conversation and Recovery Act.
     4.23 Brokers or Finders. Neither Kapadia nor the Stockholder has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the consummation of the Contemplated Transactions.
     4.24 No Misleading Statements or Omissions. No representation or warranty made by Kapadia or the Stockholder in this Agreement, and no statement made by or on behalf of either Kapadia or the Stockholder in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of Kapadia.
     4.25 No Registration. Kapadia and the Stockholder understand that when issued at Closing the Shares will not have been registered under the Securities Act of 1933 (the “Securities Act”), as amended, by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Stockholder’s representations and warranties as expressed herein or otherwise made pursuant hereto.
     4.26 Investment. The Stockholder will be acquiring the Shares for his own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, nor with any present intention of selling, granting any participation in, or otherwise distributing the same, and the Stockholder does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares. The Stockholder is an “accredited investor” as defined in Regulation D, Rule 501(a) under the Securities Act and shall submit to ELC such further assurances of such status as may be reasonably requested by ELC.
     4.27 Experience. The Stockholder acknowledges that he has such knowledge and experience in financial, tax and business matters as to enable him to evaluate the merits and risks of investment in ELC and the Shares and to make an informed investment decision with respect thereto and can protect his own interests.
     4.28 Access to ELC Information. Kapadia and the Stockholder have had an opportunity to ask questions of, and receive answers from, the officers of ELC concerning this Agreement, the exhibits and schedules attached hereto and the Contemplated Transactions, as well as ELC’s business, management and financial affairs, which questions were answered to the satisfaction of Kapadia and the Stockholder. The Stockholder acknowledges that he has reviewed the Commission Documents (as defined in Section 5.7), or decided not to review them, and has received all the information he considers necessary or appropriate for deciding whether to acquire the Shares.
     4.29 Speculative Nature of Investment. Kapadia and the Stockholder understand and acknowledge that an investment in ELC is highly speculative and involves substantial risks, as is disclosed in certain of the Commission Documents. The Stockholder can bear the economic risk of such investment and is able, without materially impairing his financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of his investment.
     4.30 Residency. The residency of Stockholder, and Kapadia’s principal place of business, are each in California.
ARTICLE 5 — REPRESENTATIONS AND WARRANTIES OF ELC
     ELC hereby represents and warrants to Kapadia and the Stockholder as follows:
     5.1 Incorporation. ELC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not be reasonably expected to have a material adverse effect on the business or financial condition of ELC and its subsidiaries taken as a whole, with the requisite power and authority to perform its obligations under this Agreement, to consummate the Contemplated Transactions and to conduct its business as currently conducted. Acquisition is a wholly owned subsidiary of ELC. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to perform its obligations under this Agreement and to consummate the Contemplated Transactions on its part.
     5.2 No Defaults; Compliance with Law. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions by ELC is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which ELC is subject, or of ELC’s Certificate of Incorporation or By-laws, or any contract, agreement or instrument to which ELC is a party or by which it is bound. ELC is in compliance with all applicable laws, statutes, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any applicable arbitration decisions, relating to ELC, except where the failure to be in such compliance could not reasonably be expected to have a material adverse effect on the business or financial condition of ELC and its subsidiaries taken as a whole. Acquisition is a newly formed entity with no prior activities or business. Neither the execution and delivery of this Agreement by Acquisition nor the consummation of the Contemplated Transactions by Acquisition is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which Acquisition is subject, or of Acquisition’s

Certificate of Incorporation or By-laws, or any contract, agreement or instrument to which Acquisition is a party or by which it is bound.
     5.3 Corporate Action. All corporate actions and proceedings necessary to be taken by or on the part of ELC to authorize the execution, delivery and performance of this Agreement by ELC and Acquisition have been duly and validly taken. This Agreement has been duly and validly authorized, executed and delivered by ELC and by Acquisition and constitutes a valid and binding agreement of each of them, enforceable in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.
     5.4 Brokers. There is no broker or finder or similar person who would have any valid claim against Kapadia or the Stockholder for a fee or brokerage commission in connection with this Agreement or the Contemplated Transactions as a result of any agreement, understanding or action by ELC or Acquisition.
     5.5 ELC Capital Structure. ELC currently has 200 million shares of common stock authorized and 5 million shares of preferred stock authorized. As of the date hereof, 49,452,760 shares of common stock of ELC are issued and outstanding, and no shares of preferred stock are issued and outstanding, and all such issued and outstanding shares of common stock have been duly authorized and are fully paid and non-assessable. As of the date hereof, ELC has outstanding options, warrants and convertible notes which, if fully exercised on the date hereof would result in the issuance of 11,419,383 additional shares of common stock.
     5.6 ELC Common Stock. The Shares of Common Stock to be issued to the Stockholder pursuant to the Merger are duly authorized and, when issued to the Stockholder pursuant to consummation of the Merger and the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of all liens, encumbrances and restrictions imposed by law (other than restrictions upon transfer imposed generally by applicable securities laws) and subject to no preemptive rights, co-sale rights, rights of first refusal or similar rights in favor of other persons or entities which have not been waived. Assuming the accuracy of the representations of Kapadia and the Stockholder in this Agreement and any investor questionnaire to be delivered to ELC by the Stockholder, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which ELC is subject, or ELC’s Certificate of Incorporation or By-laws, or any contract, agreement or instrument to which ELC is a party or by which it is bound and upon consummation of the Merger in accordance herewith, the ELC Common Stock issuable to the Stockholder hereunder will be issued in compliance with all applicable federal and state securities laws. The registration rights granted to the Stockholder pursuant to this Agreement do not conflict with and will not cause a breach of any existing registration rights agreement or other agreement to which ELC is a party.

     5.7 SEC Filings and Reports. Since June 30, 2005, ELC has filed all reports, schedules, forms, statements and other documents (the “Commission Documents”) required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Commission Documents. Each Commission Document does not as of the date hereof contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances in which they were made not misleading.
     5.8 Absence of Certain Events. Since December 31, 2005, neither ELC nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.
     5.9 Litigation, Compliance with Law.
     (a) Except for any matters disclosed in the Commission Documents, there have not been and are no actions, suits or proceedings pending or, to the best knowledge of ELC, threatened relating to ELC or its business before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     (b) To the best knowledge of ELC, ELC is and has been at all times in compliance in all material respects with all applicable Legal Requirements applicable to ELC or its business. ELC does not have any knowledge of any basis for any claim for compensation or damage or other relief against ELC or its business for any violation of any Legal Requirement. There are no pending notices received by ELC regarding alleged non-compliance with any Legal Requirement. ELC is not subject to any pending orders, writs, injunctions, decrees or arbitration decisions in respect of non-compliance with any Legal Requirement; provided, however, that this representation and warranty shall not be deemed to encompass matters involving compliance with applicable Legal Requirements where one or more other specific representations are made in Article 5 of this Agreement that cover applicable Legal Requirements with respect to a specific topic (whether or not the term “Legal Requirements” is used in such representation and warranty).
     (c) Other than matters disclosed in the Commission Documents, since December 31, 2005 there have not been and are not now any actions, suits, investigations or proceedings pending or, to the knowledge of ELC, threatened against ELC or any of its subsidiaries before any court, arbitrator or administrative or governmental body that (a) seek to enjoin or otherwise prevent the consummation of the Contemplated Transactions or (b) materially and adversely affect, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the business or financial condition of ELC and its subsidiaries taken as a whole. Neither ELC nor any of its subsidiaries is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business or financial condition of ELC and its subsidiaries taken as a whole.
     5.10 No Misleading Statements or Omissions. No representation or warranty made by ELC in this Agreement, and no statement made by or on behalf of ELC in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of capital stock of ELC.
ARTICLE 6 — COVENANTS OF KAPADIA AND THE STOCKHOLDER
     Kapadia and the Stockholder, jointly and severally, covenant and agree with ELC and Acquisition that from the date hereof through and including the Closing Date:
     6.1 Full Access and Financials. ELC and its authorized representatives will have full access during normal business hours, upon reasonable notice to Kapadia, to all properties, books, records, contracts and documents of Kapadia or relating to Kapadia’s current and former employees, customers and suppliers, and shall be allowed to inspect and cause tests to be made of the assets and facilities of Kapadia through the Closing Date. Kapadia will make available to ELC and such authorized representatives all information with respect to the affairs and business of Kapadia as ELC may reasonably request. Nothing contained in this Section 6.1, nor the exercise by ELC of its rights hereunder, will relieve Kapadia or the Stockholder from or limit any liability which may arise out of any breach of any representation, warranty, covenant or agreement of Kapadia or the Stockholder contained in this Agreement.
     Kapadia, within 5 days after completion thereof, will provide ELC with copies of internally prepared balance sheets and operating statements related to Kapadia for each monthly accounting period between the date of this Agreement and the Closing Date.
     6.2 Conduct of Business. Kapadia will carry on its business, in the ordinary course and in the same manner as such business has been carried on heretofore, and Kapadia will (a) use its best efforts to do all things necessary to preserve the assets and properties of Kapadia, (ii) maintain and keep its tangible assets in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals and replacements, (iii) perform on a timely basis all lawful obligations to be performed by it pursuant to the terms of each agreement, contract, undertaking or commitment by which it is bound, and (iv) pay all Taxes which become due and all installments of estimated Taxes which become due, except to the extent any such Taxes are contested in good faith pursuant to appropriate proceedings.
     6.3 Other Action. Without the prior written consent of ELC, Kapadia will not:

     (a) issue, sell, purchase or redeem, or grant options to purchase or otherwise agree to sell, purchase or redeem, any shares of capital stock or any other securities of Kapadia, and on the date of this Agreement, Kapadia will close its stock transfer books and will not prior to the Closing record the transfer of any shares of capital stock of Kapadia;
     (b) consent to or permit any amendment of Kapadia’s certificate of incorporation or by-laws;
     (c) consent to or permit Kapadia to prepay any liability for borrowed money;
     (d) enter into any new line or type of business;
     (e) permit Kapadia to pay any obligation or liability, other than obligations and liabilities reflected in the Interim Balance Sheet or incurred since [June 30], 2006 in the ordinary course of business;
     (f) permit Kapadia to enter into or modify any contract of the type described in Section 4.9 hereof;
     (g) permit Kapadia to pay any bonus (other than the Pre-Closing Bonuses) to or increase the compensation payable to or any other benefits of any employee of Kapadia;
     (h) permit or consent to declaring or distribution by Kapadia of any dividend to the Stockholder; provided, however, that Kapadia shall be permitted to make and the Stockholder shall be permitted to accept and receive dividends and/or distributions equal to the aggregate actual federal and state income tax of Kapadia allocable to the Stockholder as taxable income due to his ownership of Kapadia and its election as an S corporation of the Internal Revenue Code of 1986, as amended;
     (i) permit Kapadia to enter into any contract or commitment, incur any liability, absolute or contingent, waive any right or enter into any other transaction, not (i) in the ordinary course of business and of the scope and magnitude heretofore entered into, and/or (ii) in an amount greater than $5,000 individually or $25,000 in the aggregate (except inventory, materials or supplies purchased in the ordinary course of business at market prices and in reasonable quantities, or the sale of products to customers, in the ordinary course of business); provided, however, that this clause (i) shall not prohibit Kapadia from (x) borrowing funds to fund a distribution or dividend to the Stockholder which is permitted under clause (h) immediately preceding, or (y) distributing to the Stockholder the condominium at [address] or the [describe autos owned by Kapadia to be distributed], subject to the Stockholder’s assuming any related indebtedness;
     (j) permit Kapadia to modify any Material Contract, except in the ordinary course of business;

     (k) permit Kapadia to sell or transfer any assets, other than (i) sales from inventory in the ordinary course of business, and (ii) distributions of the condominium and autos permitted under clause (i) above,
     (l) permit Kapadia to mortgage, pledge or subject any of its assets to any lien or encumbrance not currently imposed on such asset;
     (m) permit Kapadia to enter into any transaction not in the ordinary course of business, other than as expressly permitted under clauses (h), (i) and (k) above; or
     (n) take any action after the date hereof, the reasonably foreseeable result of which would be to cause any representation or warranty of Kapadia or the Stockholder contained in this Agreement to be or become inaccurate.
     6.4 Organization, Good Will. Kapadia and the Stockholder will preserve Kapadia’s business organizations intact, will retain its present key employees, and will use commercially reasonable efforts to preserve the good will of its suppliers, customers and others having business relations with Kapadia. For purposes of this Section “key employees” shall mean Pradeep Kapadia and Robert Meier.
     6.5 Consents to Leases, Contracts. With respect to each lease, license, contract or other agreement or instrument which, by its terms, will be breached by the consummation of the Merger as contemplated hereby unless the consent of the other party thereto is obtained, at no cost to ELC or Acquisition, Kapadia and the Stockholder will use commercially reasonable efforts to obtain or cause to be obtained such consent, without thereby affecting or impairing the terms or the validity or enforceability thereof.
     6.6 Representations and Warranties. Kapadia and the Stockholder shall give written notice to ELC promptly upon the occurrence of or becoming aware of: (i) the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to Kapadia or the Stockholder prior to the date hereof, any of their representations or warranties contained in this Agreement to be untrue when made or to be untrue if made as of the Closing Date, (ii) any material adverse development in the condition (financial or otherwise), operations or prospects of Kapadia and (iii) the failure of any condition precedent to any party’s obligation to consummate the Contemplated Transactions.
     6.7 Notice of Proceedings. Kapadia and the Stockholder will promptly notify ELC in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the Contemplated Transactions, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

     6.8 Corporate Action. To the extent within its control and subject to the provisions of this Agreement, Kapadia and the Stockholder will take all necessary corporate and other action required to carry out the Contemplated Transactions on their part.
     6.9 Updated Schedules. From and after the date hereof and prior to the Closing, Kapadia and the Stockholder will promptly furnish to ELC and Acquisition supplements or amendments to the Schedules attached hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. The written approval by ELC of each such supplement or amendment shall be a condition precedent to the performance of ELC’s obligations hereunder, provided, however, that ELC’s approval shall not be unreasonably withheld. In the event that ELC approves in writing any supplement or amendment to a schedule and consummates the transactions contemplated hereby, ELC shall have no right to claim that such supplement or amendment constitutes a breach of a representation or warranty under this Agreement.
     6.10 Key Man Life Insurance. Promptly following the execution of this Agreement, Kapadia and the Stockholder will apply for and obtain ‘key man’ life insurance on the life of the Stockholder, with Kapadia as the beneficiary, in an amount of not less than $2,000,000 of coverage and with a carrier acceptable to ELC.
ARTICLE 7 — COVENANTS OF ELC AND ACQUISITION PENDING THE CLOSING DATE
     ELC and Acquisition, jointly and severally, hereby covenant and agree that from the date hereof through and including the Closing Date:
     7.1 Representations and Warranties. ELC shall give written notice to Kapadia and the Stockholder promptly upon the occurrence of or becoming aware of: (i) the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to ELC prior to the date hereof, any of the representations and warranties of ELC and Acquisition contained in this Agreement to be untrue when made or to be untrue if made as of the Closing Date, (ii) any adverse development in the condition (financial or otherwise) or operations of ELC, and (iii) the failure of any condition precedent to any party’s obligation to consummate the Contemplated Transactions.
     7.2 Notice of Proceedings. ELC will promptly notify Kapadia and the Stockholder in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the Contemplated Transactions, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

     7.3 Corporate Action. To the extent within their reasonable control and subject to the provisions of this Agreement, ELC and Acquisition will take all necessary corporate, limited liability company and other action required to carry out the Contemplated Transactions.
     7.4 Updated Schedules. On the Closing Date, ELC will furnish Kapadia and the Stockholder with any revised schedules which may be necessary to make accurate and current as of the Closing Date each of the representations and warranties of ELC and Acquisition contained in this Agreement; provided, however, that such action by the ELC shall not be deemed to cure any breach of any provision hereof or any representation or warranty which was materially incorrect when made.
ARTICLE 8 — CONDITIONS TO THE OBLIGATIONS OF KAPADIA AND THE STOCKHOLDER
     The obligations of Kapadia and the Stockholder to consummate the Merger under this Agreement are subject to the fulfillment or waiver of the following conditions prior to or at the Closing Date:
     8.1 Representations and Warranties. The representations and warranties of ELC and Acquisition set forth in this Agreement and in any certificate, document, exhibit or schedule expressly required to be furnished by them hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects.
     8.2 Compliance With Covenants. ELC and Acquisition shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date;
     8.3 Absence of Litigation. There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving Kapadia, the Stockholder, ELC or Acquisition or their respective businesses, assets or facilities, which has, or if decided adversely would be reasonably likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of Kapadia, ELC or Acquisition, or upon the ability of the parties hereto to conclude the Contemplated Transactions, or seeking to enjoin or prevent consummation of the Contemplated Transactions.
     8.4 Closing Deliveries. ELC and Acquisition shall have provided each of the following documents:
     (a) a certificate of the a the corporate secretary of Acquisition certifying, as complete and accurate as of the Closing Date, attached copies of the certificate of incorporation and By-laws of Acquisition, certifying and attaching all requisite resolutions of Acquisition’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the representatives of Acquisition executing this Agreement and any other document relating to the Contemplated Transactions;
     (b) a certificate of the corporate secretary of ELC certifying, as complete and accurate as of the Closing Date, attached copies of the Certificate of Incorporation and By-laws of ELC, certifying and attaching all requisite resolutions of ELC’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the representatives of ELC executing this Agreement and any other document relating to the Contemplated Transactions;
     (c) a certificate of an officer of ELC confirming the due satisfaction of the conditions set forth in Sections 8.1 and 8.2;
     (d) an opinion of counsel to ELC and Acquisition in form and substance reasonably satisfactory to Kapadia and the Stockholder; and
     (e) such other documents as Kapadia and the Stockholder may reasonably request in connection with the Contemplated Transactions.
     8.5 No Material Adverse Effect. There shall not have occurred any event or circumstance which could reasonably be expected to have a material adverse effect on the business or financial condition of ELC and its subsidiaries, taken as a whole.
     8.6 Employee Stock Options. ELC shall have granted stock options to each of Kapadia’s full time employees covering 50,000 shares of ELC common stock, exercisable at a per share price equal to the greater of $1.00 or the closing market price of a share of ELC common stock on the next business day following the Closing Date, and otherwise on the terms and conditions set forth in the form of stock option agreement attached hereto as Exhibit B.
ARTICLE 9 — CONDITIONS TO THE OBLIGATIONS OF ELC AND ACQUISITION
     The obligations of ELC and Acquisition under this Agreement are subject to the fulfillment or waiver of the following conditions prior to or at the Closing Date:
     9.1 Representations and Warranties. Each of the representations and warranties of Kapadia and the Stockholder set forth in this Agreement or in any certificate, document, exhibit or schedule expressly required to be furnished by them hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects.
     9.2 Compliance With Covenants. Kapadia and the Stockholder shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

     9.3 Absence of Litigation. There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving Kapadia, the Stockholder, ELC or Acquisition or their respective businesses, assets or facilities, which has, or if decided adversely would be reasonably likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of Kapadia, ELC or Acquisition, or upon the ability of the parties hereto to conclude the Contemplated Transactions, or seeking to enjoin or prevent consummation of the Contemplated Transaction.
     9.4 Closing Deliveries. Kapadia and the Stockholder shall have provided each of the following documents:
     (a) evidence reasonably satisfactory to ELC of release of any liens, security interests and other encumbrances affecting Kapadia, its assets or any of the outstanding capital stock of Kapadia;
     (c) a certificate of the corporate secretary of Kapadia certifying, as complete and accurate as of the Closing Date, attached copies of the certificate of incorporation and by-laws of Kapadia, certifying and attaching all requisite resolutions of Kapadia’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Kapadia executing this Agreement and any other document relating to the Contemplated Transactions;
     (d) a certificate of an officer of Kapadia and the Stockholder confirming the due satisfaction of the conditions set forth in Sections 9.1 and 9.2;
     (e) an employment agreement of the Stockholder in form and substance satisfactory to ELC, executed by the Stockholder;
     (f) an employment agreement of Robert Meier in form and substance satisfactory to ELC, executed by Robert Meier;
     (g) a non-competition agreement of the Stockholder in form and substance satisfactory to ELC, executed by the Stockholder;
     (h) evidence that the ‘key man’ insurance referred to in Section 6.10 above has been obtained in favor of Kapadia as the beneficiary; and
     (i) such other documents as ELC may reasonably request in connection with the Contemplated Transactions.
     9.5 Consents to Leases, Contracts. Kapadia and the Stockholder shall have obtained consents reasonably satisfactory to ELC with respect to each of lease, license, contract or other agreement as to which ELC specifies, prior to closing, that such consent is required.

     9.6 No Material Adverse Effect. There shall not have occurred any event or circumstance which could reasonably be expected to have a Material Adverse Effect.
     9.7 Due Diligence. ELC shall have satisfactorily completed, in its sole discretion, financial, operational, legal, tax, environmental, compensation, benefits and accounting due diligence regarding Kapadia.
     9.8 Board Approval. The board of directors of ELC shall have approved the Contemplated Transactions.
ARTICLE 10 — TERMINATION
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon the happening of the following:
(a)	by execution of written consent to such termination by each of Kapadia, the Stockholder and ELC;

(b)	by ELC if any condition in Article 9 remains not satisfied on December 31, 2006;

(c)	by Kapadia and the Stockholder if any condition in Article 8 remains not satisfied on December 31, 2006.
Any party seeking to exercise a right to termination pursuant to this Section shall give each other party written notice thereof stating the reasons therefore.
     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement existing as of the date of such termination.
ARTICLE 11 — INDEMNIFICATION
     11.1 Survival. The several representations, warranties, covenants and agreements of the parties made pursuant to this Agreement shall be deemed to be made on and as of the date of this Agreement and on and as of the Closing Date, shall survive the Closing Date and shall not expire until June 30, 2008.
     11.2 Indemnification of ELC. The Stockholder agrees to indemnify and hold ELC, its officers, directors, shareholders, employees, attorneys, accountants and agents, harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys’ fees (“Loss and Expense”), incurred or suffered by any such person or entity arising out of, relating to or resulting from any of the following:

(a)	any breach of or any inaccuracy in any representation or warranty made by Kapadia or the Stockholder pursuant to this Agreement which constitutes Intentional Fraud of Kapadia or the Stockholder which remains uncured for a period of thirty (30) consecutive dates after written notice thereof from the Stockholder (or, if such cure cannot reasonably be effected within thirty (30) days, within sixty (60) days after such written notice, provided that ELC and Acquisition begin efforts to effect such cure promptly after receiving such written notice and diligently continue such efforts);

(b)	any breach of or failure by Kapadia or the Stockholder to perform any covenant or obligation of either of them set forth in or contemplated by this Agreement which remains uncured for a period of thirty (30) consecutive dates after written notice thereof from the Stockholder (or, if such cure cannot reasonably be effected within thirty (30) days, within sixty (60) days after such written notice, provided that ELC and Acquisition begin efforts to effect such cure promptly after receiving such written notice and diligently continue such efforts);

(c)	any warranty or other claim pertaining to products produced or service performed by Kapadia (including any predecessor companies) on or before the Closing Date, except to the extent recovered pursuant to an insurance policy obtained by Kapadia or recovered from (or paid directly by) a manufacturer, distributor or general contractor pursuant to its warranty obligations in respect of such products or services;

(d)	the use, operation or ownership of any of the assets of Kapadia or the business or operation of the business of Kapadia on or prior to the Closing Date, except to the extent charged against Kapadia in the Closing Working Capital adjustment as an account payable or recovered pursuant to an insurance policy obtained by Kapadia;

(e)	any litigation, pending suit, claim, proceeding or cause of action against Kapadia with respect to events or actions prior to the Closing Date, whether now or existing or hereafter brought, except to the extent recovered pursuant to an insurance policy obtained by Kapadia or recovered from (or paid directly by) a manufacturer, distributor or general contractor pursuant to its warranty obligations in respect of such products or services; and

(f)	any claims by or liabilities with respect to any employee of Kapadia regarding his or her employment or termination of employment by Kapadia on or prior to the Closing Date, including, but not limited to, any and all liabilities arising out of any accidents illness or other events which occurred on or prior to the Closing Date, except to the extent recovered pursuant to an insurance policy obtained by Kapadia.

     11.3 Indemnification of Stockholder. ELC and Acquisition agree to indemnify and hold the Stockholder harmless from and against any Loss and Expense incurred or suffered by Stockholder arising out of, relating to or resulting from any of the following:
(a)	any breach of or any inaccuracy in any representation or warranty made by ELC or Acquisition in this Agreement which remains uncured for a period of thirty (30) consecutive dates after written notice thereof from the Stockholder (or, if such cure cannot reasonably be effected within thirty (30) days, within sixty (60) days after such written notice, provided that ELC and Acquisition begin efforts to effect such cure promptly after receiving such written notice and diligently continue such efforts); and;

(b)	any breach of or failure by ELC or Acquisition to perform any covenant or obligation of either of them set forth in or contemplated by this Agreement which remains uncured for a period of thirty (30) consecutive days after written notice thereof from the Stockholder (or, if such cure cannot reasonably be effected within thirty (30) days, within sixty (60) days after such written notice, provided that ELC and Acquisition begin efforts to effect such cure promptly after receiving such written notice and diligently continue such efforts).
     11.4 Notice of Claims; Procedure for Indemnification.
     (a) If ELC or Acquisition receives notice of any claim of the types described in Sections 11.2(e) and (f), they shall, if practicable in the circumstances, afford the Stockholder the opportunity to defend such matter on the terms set forth in this Section 11.4, even if such matter has not yet given rise to any Loss or Expense. If any person or entity entitled to indemnification under this Article 11 (an “Indemnified Party”) believes that it has suffered or incurred any Loss and Expense, such Indemnified Party shall notify the applicable party or parties to this Agreement obligated to provide indemnification (the “Indemnifier”) in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which an Indemnified Party intends to claim any liability or expense as Loss and Expense under this Article 11, such Indemnified Party shall promptly notify the Indemnifier of such action or suit. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Indemnifier shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice.
     (b) If such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifier to assume the defense of any such claim and any litigation resulting from such claim with counsel satisfactory to the Indemnified Party but at the Indemnifier’s expense. Failure by the Indemnifier to notify an Indemnified Party of its election to defend any such claim or action by a third party within fourteen (14) days after notice thereof shall have been given to the Indemnifier shall be deemed a waiver of the right of the Indemnifier to defend such claim or action.
     (c) If the Indemnifier assumes the defense of such claim or litigation resulting therefrom, then counsel selected by the Indemnifier shall be subject to approval by the Indemnified Party (not to be unreasonably withheld). The obligations of Indemnifier as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all Losses or Expenses caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such claim or litigation. The Indemnifier shall keep the Indemnified Party fully informed of the status of such claims and litigation. The Indemnifier shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or a plaintiff of a release of the Indemnified Party from all liability in respect of such claim or which acts as an admission of a violation of any law, rule, regulation, ordinance, policy or order. Anything in this Article 11 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.
     (d) If the Indemnifier shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party in accordance herewith, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless there shall be deposited with the Indemnified Party a sum in cash, letter of credit or bond, equal to the total amount demanded in such claim or litigation plus the Indemnified Party’s reasonable estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may reasonably deem appropriate. The Indemnified Party shall inform the Indemnifier of the status of such claim or litigation from time to time upon the Indemnifier’s request, and, prior to settling such claim or litigation, the Indemnified Party shall advise the Indemnifier of the terms, provisions and conditions of any proposed settlement; provided, however, that the Indemnifier will not have any rights to accept, decline or modify the proposed settlement, nor to direct the Indemnified Party to do any of the foregoing. The Indemnifier shall promptly reimburse the Indemnified Party for the amount of such settlement and for all other Losses and Expenses reasonably incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. The terms of such settlement shall be binding upon the Indemnifier and the Indemnifier shall not have any right to challenge such settlement.
     (e) The Indemnifier shall promptly pay to the third party the amount of any final and unappealable judgment rendered with respect to any claim by such third party in litigation and shall reimburse the Indemnified Party and for all other Losses and Expenses reasonably incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

     (f) Any payment pursuant to this Section 11.4 shall be made not later than thirty (30) days after receipt by the Indemnifier of written notice from the Indemnified Party stating the amount thereof and the indemnity payment requested. Any payment not made when due shall bear interest at a rate per annum equal to the Prime Rate plus 3% per annum for each day until paid. “Prime Rate” means the rate of interest as reported in The Wall Street Journal from time to time, changing as and when the Prime Rate changes.
     11.5 Limitation on Indemnification. Notwithstanding anything herein to the contrary, the Stockholder shall not be obligated to pay any amounts to an Indemnified Party until the aggregate amount which the Stockholder would have been obligated to pay for all indemnity claims but for this Section 11.5 exceeds $50,000, and at such time the Stockholder shall be obligated to pay all amounts for indemnification then owing by him (but only for amounts in excess of the $50,000 deductible) up to the aggregate maximum amount of $1,000,000 (the “Cap”), except that such limitation shall not apply to any claims for indemnification arising from the fraudulent acts or omissions of the Stockholder. No new claim for indemnification may be made by an Indemnified Party under this Article 11 at any time after June 30, 2008.
     11.6 Specific Performance. Notwithstanding anything else herein contained, Kapadia and the Stockholder agree that, in addition to any other available remedies at law or in equity for breach or threatened breach of this Agreement, Acquisition and ELC shall be entitled to specific performance against Kapadia and the Stockholder and the existence of any claim or cause of action Acquisition or ELC may have will not constitute a defense thereto.
     11.7 Expenses of Enforcement. Each of the parties hereto further agrees to pay reasonable attorney fees incurred by the other parties in any proceeding relating to the enforcement of this Agreement or to any alleged breach thereof in which enforcing party shall prevail in whole or in part.
ARTICLE 12 — CONFIDENTIALITY
     12.1 Definition of Confidential Information. As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Kapadia or the Stockholder or Acquisition or ELC that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Acquisition or ELC on the one hand or Kapadia or the Stockholder on the other hand) (each, a “Disclosing Party”) to the other party or its agents, counsel or representatives (a “Receiving Party”):
     (i) all information that is a trade secret under applicable trade secret or other law;
     (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures and architectures;
     (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
     (vi) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
     12.2 Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions, and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Stockholder (with respect to Confidential Information of Kapadia or the Stockholder) or an authorized representative of ELC with respect to Confidential Information of Acquisition or ELC. Each of Acquisition and ELC and Kapadia and the Stockholder shall disclose the Confidential Information of the other party only to its representatives who require such information for the purpose of evaluating the Contemplated Transactions and are informed of the obligations of this Article 12 with respect to such information. Each of Acquisition, ELC, Kapadia and the Stockholder shall enforce the terms of this Article 12 as to its or his respective representatives, take such action to the extent necessary to cause its or his representatives to comply with the terms and conditions of this Article 12, and be responsible and liable for any breach of the provisions of this Article 12 by it or him or its or his representatives.
     12.3 Exceptions. Section 12.2 does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 by the Receiving Party or its agents, counsel or representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

     Notwithstanding anything herein to the contrary, any party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials that are provided to it (including any opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. The preceding sentence is intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the United States Treasury Regulations promulgated under Section 6011 of the United States Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.
     12.4 Legal Proceedings. If a Receiving Party becomes compelled in any legal proceeding or is requested by a governmental body or authority having regulatory jurisdiction over the Contemplated Transactions or such party to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement or with respect to disclosure authorized under the second paragraph of Section 12.3.
     12.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall return all Confidential Information of the Disclosing Party or shall destroy any Confidential Information not returned and certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.
     12.6 Attorney Client Privilege. A Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether such Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No

Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.
ARTICLE 13 — MISCELLANEOUS
     13.1 Expenses. Kapadia and the Stockholder shall bear their expenses, and ELC and Acquisition shall bear their expenses, incurred in connection with the Contemplated Transactions, including without limitation, accounting and legal fees incurred in connection herewith.
     13.2 Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of each other party.
     13.3 Severability. If any provision of any of this Agreement is determined to be illegal, invalid or enforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     13.4 Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by recognized overnight delivery service, and shall be deemed to have been given or made when personally delivered, addressed as follows:

If to ELC or Acquisition:	Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attn: Jeffrey Mistarz, CFO
Phone: (847) 437-1666
Fax: (847) 437-4969
Email: jmistarz@lime-energy.com

with a copy to:	Schwartz Cooper Chartered
180 North LaSalle, Suite 2700
Chicago, Illinois 60601
Attention: Andrew H. Connor, Esq.
Phone: (312) 845-5118
Fax: (312) 264-2427
Email: aconnor@schwartzcooper.com

If to Kapadia or the

Stockholder:	Kapadia Consulting, Inc.
12 North Division Street
Peekskill, NY 10566
Attn: Pradeep Kapadia
Phone: (914) 734-7800
Fax: (914) 734-7886
Email: kespk@bestweb.net

with a copy to:	Rory J. Campbell
Hanson, Bridgett, Marcus, Vlahos & Rudy, LLP
425 Market Street, 26th Floor
San Francisco, CA 94105
Phone: (415) 995-5029
Fax: (415) 541-9366
Email:

and:	Scott C. Smith
Hanson, Bridgett, Marcus, Vlahos & Rudy, LLP
425 Market Street, 26th Floor
San Francisco, CA 94105
Phone: (415) 995-5892
Fax: (415) 541-9366
Email: ssmith@hansonbridgett.com
No notice, request, demand, instruction, or other document to be given hereunder to any party shall be effective for any purpose unless personally delivered, or delivered by commercial overnight delivery service, or sent by certified or registered mail, return receipt requested, to the appropriate address, or transmitted by telecopier to the number provided herein. Notices that are mailed shall be deemed to have been given on the third day following deposit of same in any United States Post Office mailbox in the state to which the notice is addressed or on the fourth day following deposit in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth herein. Notices sent via commercial overnight delivery service shall be deemed to have been given the next business day after deposit with the commercial delivery service. Notices that are transmitted via telecopier shall be deemed to have been given the business day transmitted, if transmitted before 3:00 p.m. recipient’s time, and on the next business day, if transmitted after 3:00 p.m. recipient’s time, as evidenced by a telecopier confirmation of successful transmission. The addresses and telecopier numbers for the purposes of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice.
     13.5 Captions. The captions and headings of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     13.6 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary.
     13.7 Arbitration. In the event of any dispute, disagreement or controversy arising under this Agreement or any other written agreements entered into in connection herewith (a “Dispute”), the relevant parties shall attempt in good faith to resolve the Dispute by negotiations. If for any reason the Dispute in not resolved within thirty (30) days after deliver of the original notice of the Dispute, any party may serve on the other relevant parties a written demand for arbitration of the Dispute. Thereafter, such Dispute shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association in Chicago, Illinois before one neutral arbitrator. Any party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, any party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such Dispute, none of the parties shall directly or indirectly reveal, report, publish or disclose any information relating to such Dispute to any person, firm or corporation not expressly authorized by the other party or parties to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party, or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. Except as the parties may otherwise agree in writing, the arbitrator shall be licensed to practice law in any U.S. state and experienced in corporate and contract law, and the arbitrator shall be required to decide each claim in accordance with applicable law and to set forth in writing the award and a summary of those facts considered by the arbitrator to be material to the decision. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. Any court of competent jurisdiction may confirm, or enter a judgment upon, any arbitration award issued pursuant to this Section 13.7. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing party or as otherwise equitably allocated between the parties by the arbitrator.
     13.8 Waiver of Provisions. The terms, agreements, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, agreement, covenant, representation or warranty contained in this Agreement in :any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, agreement, covenant, representation or warranty.
     13.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto,

notwithstanding that all the parties are not signatory to the original or the same counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.
     13.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by the party to be bound. After the Closing Date, neither this Agreement nor any other agreement or document executed by Kapadia in connection with the Contemplated Transactions may be amended or terminated or any provision thereof waived without the written consent of the Stockholder.
     13.11 No Third Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
     13.12 Publicity. Kapadia and the Stockholder, on the one hand, and ELC and Acquisition, on the other hand, will not issue any press release or other public statements with respect to the transactions contemplated by this Agreement, without first obtaining the prior consent of the other party; provided, however, that ELC shall be permitted to issue a press release announcing the parties’ entering into this Agreement and may report the same, and the relevant details hereof, in its filings with the Securities and Exchange Commission, subject to using reasonable efforts to consult with Kapadia and the Stockholder concerning such disclosure and providing Kapadia and the Stockholder reasonable opportunity to review and comment upon, any such press release or SEC filing.
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     IN WITNESS WHEREOF, the parties have caused this Agreement And Plan of Merger to be duly executed by their duly authorized officers, all as of the day and year first above written.

LIME ENERGY CO.

By:	/s/ Jeffrey Mistarz

Name:	Jeffrey Mistarz
Title:	Chief Financial Officer

KAPADIA ACQUISITION, INC.

By:	/s/ Jeffrey Mistarz

Name:	Jeffrey Mistarz
Title:	Chief Financial Officer

KAPADIA CONSULTING, INC.

By:	/s/ Pradeep Kapadia

Name:	Pradeep Kapadia
Title:	President

/s/ Pradeep Kapadia

Pradeep Kapadia

EXHIBIT A
Form of Certificate of Merger
CERTIFICATE OF MERGER
OF
KAPADIA ACQUISITION, INC.
AND
KAPADIA CONSULTING, INC.
     Pursuant to Section 252(c) of the Delaware General Corporation Law, Jeffrey R. Mistarz, President of Kapadia Acquisition, Inc., a Delaware corporation, hereby certifies as follows:
1.	The names and states of incorporation of the constituent corporations are as follows:

Kapadia Consulting, Inc., a New York corporation (the “New York Corporation”)

Kapadia Acquisition, Inc., a Delaware corporation (the “Surviving Corporation”)

2.	An Agreement and Plan of Merger dated as of September ___, 2006 has been approved, adopted, certified, executed and acknowledged by the New York corporation and by the Surviving Corporation in accordance with Section 252(c) of the Delaware General Corporation Law.

3.	The name of the surviving corporation is Kapadia Acquisition, Inc., which shall be changed herewith to “Kapadia Energy Services, Inc.”, and it shall be governed by the laws of Delaware.

4.	The certificate of incorporation of Kapadia Acquisition, Inc., as then in effect shall be the certificate of incorporation of the surviving corporation, except that:
a. Article FIRST thereof shall be restated in its entirety as follows:

FIRST.	The name of the corporation is Kapadia Energy Services, Inc.

b. Article EIGHTH thereof shall be restated in its entirety as follows:
EIGHTH. (A) Exculpation. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General

Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.
     (B) Indemnification. To the extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.
     (C) Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a director, officer or agent of the corporation (or any other person to which Delaware law permits this corporation to provide indemnification) existing at the time of, or increase the liability of any director, officer or agent of the corporation (or other person) with respect to any acts or omissions of such director, officer or agent (or other person) occurring prior to, such repeal or modification.
5.	The executed Agreement and Plan of Merger is on file at the principal place of business of Kapadia Acquisition, Inc., now known as Kapadia Energy Services, Inc., located at 12 North Division Street, Peekskill, New York 10566.

6.	A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without any cost, to any stockholder of either constituent corporation.

7.	The New York Corporation has total authorized capital stock of Two Hundred (200) shares, all of which shares are common stock, no par value.

8.	The merger will be effective upon the filing of this Certificate of Merger with the Secretary of State.

     IN WITNESS WHEREOF, the undersigned President and Assistant Secretary of Kapadia Acquisition, Inc. have hereunder executed and attested, respectively, this Certificate of Merger this ___ day of September, 2006.

KAPADIA ACQUISITION, INC., a Delaware corporation

By:

Name: Jeffrey R. Mistarz, President

Attest:

Andrew H. Connor
Assistant Secretary

EXHIBIT B
Form of Stock Option Agreement
Employee Stock Option Agreement
     This Employee Stock Option Agreement (this “Agreement”) is made this                      day of                     , 2006, between Lime Energy Co., a Delaware corporation (“Lime Energy”) and                                          (the “Holder”).
WITNESSETH:
     WHEREAS, Holder is an employee of Lime Energy or a subsidiary of Lime Energy (collectively, Lime Energy and its subsidiaries are referred to in this Agreement as the “Company”), and Lime Energy desires, by affording Holder an opportunity to purchase shares of Lime Energy’s common stock, par value $0.0001 per share (the “Common Stock”) as hereinafter provided, to help align the long-term economic interests of the Holder with the long-term economic interests of the Company;
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
1. Grant of Options. Lime Energy hereby agrees to grant to the Holder, on the date hereof (the “Grant Date”), options (the “Options”) to purchase up to an aggregate of 50,000 shares (the “Option Shares”) of the Common Stock, subject to the terms and conditions set forth herein.
2. Exercise Price. The exercise price per Option Share, subject to adjustment as hereinafter provided (the “Exercise Price”), under the Options shall be equal to the greater of (a) the closing market price of the Common Stock on the next business day immediately following the date of this Agreement, or (b) $1.00.
3. Vesting. The Options shall not be exercisable until vested, and shall vest according to the following schedule:

Vesting Date	Number of Shares

In addition to the vesting rights set forth above, any unvested Stock Options shall automatically and immediately terminate and be of no further force or effect if the Holder shall voluntarily cease working for the Company. All unvested Stock Options shall immediately vest and become exercisable if the employment of the Holder by the Company is terminated by the Company for any reason other than Due Cause. As used in this Agreement, “Due Cause” shall mean any of:

(i)	Failure by the Holder to perform any material and substantial duties to the Company;

(ii)	Holder’s conviction of, or plea of guilty or of nolo contendre to, of a felony charge;

(iii)	misappropriation of Company property by Holder or any act of dishonesty by Holder directed at the Company or acting on behalf of the Company;

(iv)	violation of the Company’s drug and alcohol policy;

(v)	any conduct, action or behavior by Holder that has a material adverse effect on the reputation of the Company, its business, customers, employees, prospects, name, reputation or goodwill;

(vi)	Holder’s commission of an act of moral turpitude.
The provisions of this Section relate only to the vesting of the Stock Options and do not in anyway change the at-will nature of the employment of Holder by the Company.
4. Exercise of the Stock Options. Any vested Stock Options may be exercised at any time after vesting by delivering the Exercise Price, paid in cash, along with a notice of exercise to Lime Energy at its headquarters address (currently, 1280 Landmeier Road, Elk Grove Village, Illinois 60007). The Exercise Price of the shares as to which any Stock Options are being exercised shall be paid in full, in cash, at the time of exercise, provided, that if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising the Stock Options for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of the Stock Options (or the portion thereof being exercised) by surrender of this Agreement with respect to the Stock Options being exercised at the principal office of the Company, together with the executed Exercise Notice, in which event Lime Energy shall issue to the Holder a number of shares of Common Stock computed using the following formula:
X = Y (A-B)
              A

Where:	X = the number of shares of Common Stock to be issued to the Holder;

Y = the number of shares of Common Stock purchasable under the Stock Options or, if only a portion of the Stock Options is being exercised, the portion of the Stock Options being exercised (at the date of such calculation);

A = the Fair Market Value of one share of the Common Stock (at the date of such calculation); and

B = Exercise Price (as adjusted to the date of such calculation)
5. Transferability. The Stock Options shall not be transferable.

6. Expiration of the Options. The Stock Options will only be exercisable by the Holder and only after vesting in accordance with paragraph 3 of this Agreement, and all Stock Options, vested or unvested, will expire on the earliest of (i) the tenth anniversary of the date of this Agreement, or (ii) six months following the date the Holder ceases to be a full time employee of the Company if such cessation is not by reason of termination by the Company for Due Cause, or (iii) immediately upon any termination of the employment of the Holder for Due Cause. In the event of the death of the Holder, all then vested Stock Options will be exercisable by the Holder’s estate (or the executor thereof) for a period of six months following the date of death, whereupon all unexercised Stock Options will automatically terminate.
7. Adjustments. The number of shares issuable as a result of the exercise of any unexercised Stock Options, and the purchase price payable therefore, may be adjusted from time to time to give effect to stock splits, both forward and reverse, and any stock dividends which may be declared payable to the holders of the outstanding Common Stock.
8. Terms Governing Stock Options. The terms of the Stock Options may, if Lime Energy so elects, be governed in accordance with the provisions of Lime Energy’s 2001 Employee Stock Incentive Plan (the “Plan”), as it may be amended and in effect from time to time. The Stock Options need not be incentive stock options and may be non-qualified options, even if issued under the Plan. Any non-qualified options may, at Lime Energy’s option, be issued outside of the Plan.
9. Taxes. Lime Energy will have the right to deduct from all cash or property payments made to the Holder upon exercise of any Stock Option, any and all federal, state or local taxes required to be withheld with respect to such payments.
10. Trading Restrictions. Lime Energy shall have the right at any time to impose trading restrictions on the Option Shares which may limit the number of shares that can be sold on any trading day or during any 90 day period and/or prohibit the sale of the Option Shares on any trading day, not to exceed thirty (30) trading days a year.
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     IN WITNESS WHEREOF, Lime Energy Co. and the Holder have duly executed this Employee Stock Option Agreement effective as of the date first written above.

LIME ENERGY CO.	HOLDER

By:

Name:	Print Name:

Title:

SCHEDULE 1.4
Directors of the Surviving Entity
David Asplund, Jeffrey Mistarz and Pradeep Kapadia

SCHEDULE 1.5
Officers of the Surviving Entity

President:	Pradeep Kapadia

Vice President	Vice President

Secretary:	Jeffrey Mistarz

Treasurer and CFO:	Jeffrey Mistarz